Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-100409 on Form S-3 and Registration Statements No. 333-51458, No. 333-08992, No. 333-38455, No. 333-04609, No. 333-112103, No. 33-53988, No. 33-19662, No. 2-87376, No. 33-33566, and No. 333-91389 on Form S-8 of Ault Incorporated and Subsidiaries of our report dated August 18, 2003 (August 29, 2003 as to Note 4), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting method for goodwill in 2003, relating to the consolidated financial statements and financial statement schedule appearing in this Annual Report on Form 10-K/A (Amendment No. 1 to Form 10-K) of Ault Incorporated and Subsidiaries for the year ended May 30, 2004.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
October 4, 2005